Exhibit 1.1

TAMINCO CORPORATION

Shares of Common Stock

UNDERWRITING AGREEMENT

            , 2013

Citigroup Global Markets Inc.

390 Greenwich Street

New York, NY 10013

Goldman, Sachs & Co.

200 West Street

New York, NY 10282-2198

Credit Suisse Securities (USA) LLC

Eleven Madison Avenue

New York, NY 10010-3629

J.P. Morgan Securities LLC

383 Madison Avenue, 28th Floor

New York, NY 10179

As Representatives of the Several Underwriters

Dear Sirs:

Introductory. Taminco Corporation, a Delaware corporation (the “Issuer”), proposes, subject to the terms and conditions stated herein, to issue and sell to the several underwriters named in Schedule A[-1] hereto (the “Underwriters”)              shares (the “Firm Securities”) of its common stock, $0.001 par value per share (the “Securities”) and [the stockholders listed in Schedule A-2 hereto (the “Selling Stockholders”)] also propose[s], subject to the terms and conditions stated herein, to issue and sell to the Underwriters, at the option of the Underwriters, an aggregate of not more than              additional shares (“Optional Securities”) of the Securities as set forth below. The Firm Securities and the Optional Securities are herein collectively called the “Offered Securities”.

As used in this Agreement, the term “subsidiaries” means the Issuer’s direct and indirect significant subsidiaries, within the meaning of Rule 1-02(w) of Regulation S-X of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), but excludes joint ventures or partnerships, and the term “joint ventures” means all 50% or less owned joint ventures or partnerships.

1[A]. Representations and Warranties of the Issuer. The Issuer represents and warrants to, and agrees with, the several Underwriters that:

(a) The Issuer has filed with the Commission a registration statement on Form S-1 (No. 333-185244) covering the registration of the Offered Securities under the Act, including a related preliminary prospectus or prospectuses. At any particular time, this initial registration statement, in the form then on file with the Commission, including all information contained in the registration statement (if any) pursuant to Rule 462(b) and then deemed to be a part of the initial registration statement, and all 430A Information and all 430C Information, that in any case has not then been superseded or modified, shall be referred to as the “Initial Registration Statement”. The Issuer may also have filed, or may file with the Commission, a Rule 462(b) registration statement covering the registration of Offered Securities. At any particular time, this Rule 462(b) registration statement, in the form then on file with the Commission, including the contents of the Initial Registration Statement incorporated by reference therein and including all 430A Information and all 430C Information, that in any case has not then been superseded or modified, shall be referred to as the “Additional Registration Statement”.

As of the time of execution and delivery of this Agreement, the Initial Registration Statement has been declared effective under the Act and is not proposed to be amended. Any Additional Registration Statement has or will become effective upon filing with the Commission pursuant to Rule 462(b) and is not proposed to be amended. The Offered Securities all have been or will be duly registered under the Act pursuant to the Initial Registration Statement and, if applicable, the Additional Registration Statement.

For purposes of this Agreement:

“430A Information”, with respect to any registration statement, means information included in a prospectus and retroactively deemed to be a part of such registration statement pursuant to Rule 430A(b).

“430C Information”, with respect to any registration statement, means information included in a prospectus then deemed to be a part of such registration statement pursuant to Rule 430C.

“Act” means the Securities Act of 1933, as amended.

“Applicable Time” means             :00 [a/p]m (Eastern time) on the date of this Agreement.

“Closing Date” has the meaning defined in Section 2 hereof.

“Commission” means the Securities and Exchange Commission.

“Effective Time” with respect to the Initial Registration Statement or, if filed prior to the execution and delivery of this Agreement, the Additional Registration Statement means the date and time as of which such Registration Statement was declared effective by the Commission or has become effective upon filing pursuant to Rule 462(c). If an Additional Registration Statement has not been filed prior to the execution and delivery of this Agreement but the Issuer has advised the Representatives that it proposes to file one, “Effective Time” with respect to such Additional Registration Statement means the date and time as of which such Registration Statement is filed and becomes effective pursuant to Rule 462(b).

“Exchange Act” means the Securities Exchange Act of 1934.

“Final Prospectus” means the Statutory Prospectus that discloses the public offering price, other 430A Information and other final terms of the Offered Securities and otherwise satisfies Section 10(a) of the Act.

“General Use Issuer Free Writing Prospectus” means any Issuer Free Writing Prospectus that is intended for general distribution to prospective investors, as evidenced by its being so specified in Schedule B to this Agreement.

“Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433, relating to the Offered Securities in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Issuer’s records pursuant to Rule 433(g).

“Limited Use Issuer Free Writing Prospectus” means any Issuer Free Writing Prospectus that is not a General Use Issuer Free Writing Prospectus.

The Initial Registration Statement and the Additional Registration Statement are referred to collectively as the “Registration Statements” and individually as a “Registration Statement”. A “Registration Statement” with reference to a particular time means the Initial Registration Statement and any Additional Registration Statement as of such time. A “Registration Statement” without reference to a time means such Registration Statement as of its Effective Time. For purposes of the foregoing definitions, 430A Information with respect to a Registration Statement shall be considered to be included in such Registration Statement as of the time specified in Rule 430A.

“Rules and Regulations” means the rules and regulations of the Commission.

“Securities Laws” means, collectively, the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), the Act, the Exchange Act, the Rules and Regulations, the auditing principles, rules, standards and practices applicable to auditors of “issuers” (as defined in Sarbanes-Oxley) promulgated or approved by the Public Company Accounting Oversight Board and, as applicable, the rules of the New York Stock Exchange and the NASDAQ Stock Market (“Exchange Rules”).

“Statutory Prospectus” with reference to a particular time means the prospectus included in a Registration Statement immediately prior to that time, including any 430A Information or 430C Information with respect to such Registration Statement. For purposes of the foregoing definition, 430A Information shall be considered to be included in the Statutory Prospectus as of the actual time that form of prospectus is filed with the Commission pursuant to Rule 424(b) or Rule 462(c) and not retroactively.

Unless otherwise specified, a reference to a “rule” is to the indicated rule under the Act.

(b) (i) (A) On their respective Effective Time, (B) on the date of this Agreement and (C) on each Closing Date, each of the Initial Registration Statement and the Additional Registration Statement (if any) conformed and will conform in all respects to the requirements of the Act and the Rules and Regulations and did not and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) on its date, at the time of filing of the Final Prospectus pursuant to Rule 424(b) or (if no such filing is required) at the Effective Time of the Additional Registration Statement in which the Final Prospectus is included, and on each Closing Date, the Final Prospectus will conform in all respects to the requirements of the Act and the Rules and Regulations and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The preceding sentence does not apply to statements in or omissions from any such document based upon written information furnished to the Issuer by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information is that described as such in Section 7([b/c]) hereof.

(c) (i) At the time of initial filing of the Initial Registration Statement and (ii) at the date of this Agreement, the Issuer was not and is not an “ineligible issuer,” as defined in Rule 405, including (x) the Issuer or any other subsidiary in the preceding three years not having been convicted of a felony or misdemeanor or having been made the subject of a judicial or administrative decree or order as described in Rule 405 and (y) the Issuer in the preceding three years not having been the subject of a bankruptcy petition or insolvency or similar proceeding, not having had a registration statement be the subject of a proceeding under Section 8 of the Act and not being the subject of a proceeding under Section 8A of the Act in connection with the offering of the Offered Securities, all as described in Rule 405.

(d) As of the Applicable Time, neither (i) the General Use Issuer Free Writing Prospectus(es) issued at or prior to the Applicable Time, the preliminary prospectus, dated, 2013 (which is the most recent Statutory Prospectus distributed to investors generally) and the other information, if any, stated in Schedule B to this Agreement to be included in the General Disclosure Package, all considered together (collectively, the “General Disclosure Package”), nor (ii) any individual Limited Use Issuer Free Writing Prospectus, when considered together with the General Disclosure Package, included any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from any Statutory Prospectus or any Issuer Free Writing Prospectus in reliance upon and in conformity with written information furnished to the Issuer by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in Section 7([b/c]) hereof.

(e) Each Issuer Free Writing Prospectus, as of its issue date and at all subsequent times through the completion of the public offer and sale of the Offered Securities or until any earlier date that the Issuer notified or notifies the Representatives as described in the next sentence, did not, does not and will not include any information that conflicted, conflicts or will conflict with the information then contained in the Registration Statement. If at any time following issuance of an Issuer Free Writing Prospectus there occurred or occurs an event or development as a result of which such Issuer Free Writing Prospectus conflicted or would conflict with the information then contained in the Registration Statement or as a result of which such Issuer Free Writing Prospectus, if republished immediately following such event or development, would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, (i) the Issuer has promptly notified or will promptly notify the Representatives and (ii) the Issuer has promptly amended or will promptly amend or supplement such Issuer Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission. The foregoing two sentences do not apply to statements in or omissions from any Issuer Free Writing Prospectus in reliance upon and in conformity with written information furnished to the Issuer by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in Section 7([b/c]) hereof.

(f) The Issuer has been duly incorporated and is a validly existing corporation in good standing under the laws of the State of Delaware, with power and authority (corporate and other) to own its properties and conduct its business as described in the General Disclosure Package; and the Issuer is duly qualified to do business as a foreign entity in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be duly qualified or in good standing would not individually or in the aggregate have a material adverse effect on the condition (financial or other), business, properties, prospects or results of operations of the Issuer and its subsidiaries taken as a whole (“Material Adverse Effect”); all such jurisdictions are listed on Schedule D hereto.

(g) The entities listed on Schedule C hereto are the only direct or indirect subsidiaries of the Issuer. Each subsidiary of the Issuer has been duly incorporated or formed and is an existing corporation or other entity in good standing under the laws of the jurisdiction of its incorporation or formation, with corporate and/or other similar power and authority to own its properties and conduct its business as described in the General

Disclosure Package; and each subsidiary of the Issuer is duly qualified to do business as a foreign corporation or other entity in good standing (in each case, to the extent such concept exists) in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be duly qualified or in good standing would not individually or in the aggregate have a Material Adverse Effect and all such jurisdictions are listed on Schedule D hereto; all of the issued and outstanding capital stock or other ownership interests of each subsidiary of the Issuer has been duly authorized and validly issued and is fully paid and nonassessable; and the capital stock or other ownership interests of each subsidiary owned by the Issuer, directly or through subsidiaries, is owned free from liens, encumbrances and defects except (A) as disclosed in the General Disclosure Package and Final Prospectus and (B) liens, encumbrances or defects in place as of the date hereof.

(h) The Offered Securities and all other outstanding shares of capital stock of the Issuer have been duly authorized; the authorized equity capitalization of the Issuer is as set forth in the General Disclosure Package; all outstanding shares of capital stock of the Issuer are, and, when the Offered Securities have been delivered and paid for in accordance with this Agreement on each Closing Date, such Offered Securities will have been, validly issued, fully paid and nonassessable, will conform in all material respects to the information in the General Disclosure Package and to the description of such Offered Securities contained in the Final Prospectus; and the issuance of the Offered Securities is not subject to any preemptive or similar rights which have not been waived or have not expired in accordance with their terms.

(i) Except as disclosed in the General Disclosure Package and the Final Prospectus, there are no contracts, agreements or understandings between the Issuer and any person that would give rise to a valid claim against the Issuer or any Underwriter for a brokerage commission, finder’s fee or other like payment in connection with the issuance and sale of the Offered Securities to the Underwriters.

(j) The Offered Securities have been approved for listing on the New York Stock Exchange (the “NYSE”), subject to notice of issuance.

(k) Except as disclosed in the General Disclosure Package and the Final Prospectus, there are no contracts, agreements or understandings between the Issuer and any person granting such person the right to require the Issuer to file a registration statement under the Act with respect to any securities of the Issuer.

(l) No consent, approval, authorization or order of, or filing with, any governmental agency or body or any court is required (except as may be required as a result of the identity or status of the Underwriters) for the consummation of the transactions contemplated by this Agreement in connection with the issuance and sale of the Offered Securities by the Issuer, except (i) as may be required under states securities or “Blue Sky” laws in connection with the transactions contemplated hereby, (ii) such as will have been obtained on or prior to the First Closing Date and (iii) for such other consents, approvals, authorizations or orders as would not adversely affect the Underwriters and as would not have a Material Adverse Effect.

(m) The execution, delivery and performance of this Agreement, the issuance and sale of the Offered Securities, and the consummation of the transactions contemplated hereby, and compliance with the terms and provisions thereof will not result in a breach or violation of any of the terms and provisions of, or constitute a default under, or result in the imposition of any lien upon any property or assets of the Issuer or any of its subsidiaries pursuant to (i) any statute or any rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Issuer or any subsidiary of the Issuer or any of their properties, (ii) any agreement or instrument to which the Issuer or any such subsidiary is a party or by which the Issuer or any such subsidiary is bound which is material to the Issuer or its subsidiaries taken as a whole or to which any of the properties of the Issuer or any such subsidiary is subject, or (iii) the charter or by-laws or any equivalent organizational document of the Issuer or any such subsidiary, except, in the case of clauses (i) and (ii), where such breach, violation or default would not, individually or in the aggregate, have a Material Adverse Effect; and the Issuer has full corporate power and authority to authorize, issue and sell the Offered Securities as contemplated by this Agreement.

(n) This Agreement has been duly authorized, executed and delivered by the Issuer.

(o) Except as disclosed in the General Disclosure Package, the Issuer and its subsidiaries have good and marketable title to all real properties and good title to all personal properties and assets owned by them, in each case free from liens, encumbrances and defects that would individually or in the aggregate have a Material Adverse Effect; and except as disclosed in the General Disclosure Package, the Issuer and its subsidiaries hold any leased real or personal property under valid and enforceable leases with no exceptions that would interfere with the use made or to be made thereof by them, except as would not individually or in the aggregate have a Material Adverse Effect.

(p) Except as disclosed in the General Disclosure Package, the Issuer and its subsidiaries possess adequate certificates, authorities or permits issued by appropriate governmental agencies or bodies necessary to conduct their business as described in the General Disclosure Package and have not received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit that, if determined adversely to the Issuer or any of its subsidiaries, would individually or in the aggregate have a Material Adverse Effect.

(q) No labor dispute with the employees of the Issuer or any subsidiary exists or, to the knowledge of the Issuer, is imminent that would reasonably be expected to have a Material Adverse Effect.

(r) The Issuer and its subsidiaries own, possess or can acquire on reasonable terms, adequate trademarks, trade names and other rights to inventions, know-how, patents,

copyrights, confidential information and other intellectual property (collectively, “intellectual property rights”) that, to their best knowledge after due inquiry, are necessary to conduct their business as described in the General Disclosure Package, or presently employed by them, and have not received any notice of infringement of or conflict with asserted rights of others with respect to any intellectual property rights that, if determined adversely to the Issuer or any of its subsidiaries, would individually or in the aggregate have a Material Adverse Effect.

(s) Except as disclosed in the General Disclosure Package, to the best knowledge of the Issuer, neither the Issuer nor any of its subsidiaries is in violation of any statute, any rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “environmental laws”), owns or operates any real property contaminated with any substance that is subject to any environmental laws, is liable for any off-site disposal or contamination pursuant to any environmental laws, or is subject to any claim relating to any environmental laws, which violation, contamination, liability or claim would individually or in the aggregate have a Material Adverse Effect; and, except as disclosed in the General Disclosure Package, the Issuer is not aware of any pending investigation which might lead to such a claim.

(t) Except as disclosed in the General Disclosure Package, there are no pending actions, suits or proceedings against or affecting the Issuer, any of its subsidiaries or any of their respective properties that, if determined adversely to the Issuer or any of its subsidiaries, would reasonably be expected, individually or in the aggregate to have a Material Adverse Effect, or would materially and adversely affect the ability of the Issuer to perform its obligations under this Agreement, and to the best knowledge of the Issuer, no such actions, suits or proceedings are threatened.

(u) The financial statements, together with the related notes, included in the General Disclosure Package and the Final Prospectus present fairly in all material respects the consolidated financial position of the entities to which they relate as of and at the dates indicated and the results of their operations and cash flows for the periods specified. Such financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“U.S. GAAP”) as applied on a consistent basis throughout the periods involved, except as may be expressly stated in the related notes thereto. The pro forma condensed consolidated financial information and the related notes thereto included under the heading “Unaudited Pro Forma Financial Information” in the General Disclosure Package and the Final Prospectus present fairly in all material respects the information contained therein and have been properly presented on the bases described therein, and the assumptions used in the preparation thereof are reasonable and the adjustments used therein are appropriate to give effect to the transactions and circumstances referred to therein. Each of (i) Ernst & Young Bedrijfsrevisoren BCVBA (“Ernst & Young”), which expressed its opinion with respect to the audited financial statements for the years ended December 31, 2009, 2010 and 2011 included in the General Disclosure Package and the

Final Prospectus, and (ii) PricewaterhouseCoopers LLP (“PwC”), which expressed its opinion with respect to the audited financial statements for the year ended December 31, 2012 included in the General Disclosure Package and the Final Prospectus, performed such audits in accordance with the standards of the Public Company Accounting Oversight Board, which standards require that an independent auditor plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatements.

(v) Except as disclosed in the General Disclosure Package, since the date of the latest audited financial statements included in the General Disclosure Package there has been no material adverse change, nor any development or event involving a prospective material adverse change, in the condition (financial or other), business, properties or results of operations of the Issuer and its subsidiaries taken as a whole, and, except as disclosed in or contemplated by the General Disclosure Package, there has been no dividend or distribution of any kind declared, paid or made by the Issuer on any class of its capital stock.

(w) The Issuer is not an open-end investment company, unit investment trust or face-amount certificate company that is or is required to be registered under Section 8 of the United States Investment Company Act of 1940 (the “Investment Company Act”); and the Issuer is not, and after giving effect to the offering and sale of the Offered Securities and the application of the proceeds thereof as described in the General Disclosure Package, will not be, an “investment company” as defined in the Investment Company Act.

(x) The Issuer and its subsidiaries have filed all federal, state, local and non-U.S. tax returns that are required to be filed or have requested extensions thereof (except in any case in which the failure so to file would not have a Material Adverse Effect); and, except as set forth in the General Disclosure Package, the Issuer and its subsidiaries have paid all taxes (including any assessments, fines or penalties) required to be paid by them, except for any such taxes, assessments, fines or penalties currently being contested in good faith or as would not, individually or in the aggregate, have a Material Adverse Effect.

(y) No “nationally recognized statistical rating organization” as such term is defined in Section 3(a)(62) under the Exchange Act (i) has imposed (or has informed the Issuer that it is considering imposing) any condition (financial or otherwise) on the Issuer’s or any of its subsidiaries’ retaining any rating currently assigned to the Issuer or any of its subsidiaries or any securities of the Issuer or any of its subsidiaries or (ii) has indicated to the Issuer that it is considering (a) the downgrading, suspension, or withdrawal of, or any review for a possible change that does not indicate the direction of the possible change in, any rating so assigned or (b) any negative change in the outlook for any rating of the Issuer or any securities of the Issuer or any of its subsidiaries.

(z) Except as disclosed in the General Disclosure Package, neither the Issuer nor any of its subsidiaries is (i) in violation of its respective charter or by-laws or similar organizational documents or (ii) in default in the performance of any obligation, agreement, covenant or condition contained in any indenture, loan agreement, mortgage, lease or other agreement or instrument that is material to the Issuer and its subsidiaries, taken as a whole, to which the Issuer or any of its subsidiaries is a party or by which the Issuer or any of its subsidiaries or their respective property is bound, except for such defaults in the case of this clause (ii) that would not individually or in the aggregate have a Material Adverse Effect.

(aa) The statements set forth in the General Disclosure Package and the Final Prospectus, under the captions “Description of Indebtedness,” “Material U.S. Federal Tax Considerations for Non-U.S. Holders,” “Description of Capital Stock” and “Business—Environmental, Health and Safety Matters” insofar as they purport to summarize the provisions of law, rules, regulations, documents or legal, regulatory or governmental proceedings referred to therein, provide accurate summaries thereof in all material respects.

(bb) Except as set forth in the General Disclosure Package, the Issuer, its subsidiaries and the Issuer’s Board of Directors (the “Board”) are in compliance with Sarbanes-Oxley and all applicable Exchange Rules. The Issuer maintains a system of internal controls, including, but not limited to, disclosure controls and procedures, internal controls over accounting matters and financial reporting, an internal audit function and legal and regulatory compliance controls (collectively, “Internal Controls”) that comply with the Securities Laws and are sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Internal Controls are, or upon consummation of the offering of the Offered Securities will be, overseen by the Audit Committee (the “Audit Committee”) of the Board in accordance with Exchange Rules. The Issuer has not publicly disclosed or reported to the Audit Committee or the Board, and within the next 135 days the Issuer does not reasonably expect to publicly disclose or report to the Audit Committee or the Board, a significant deficiency, material weakness, change in Internal Controls or fraud involving management or other employees who have a significant role in Internal Controls (each, an “Internal Control Event”), any violation of, or failure to comply with, the Securities Laws, or any matter which, if determined adversely, would have a Material Adverse Effect

(cc) None of the Issuer or its subsidiaries, nor, to the knowledge of the Issuer, any of their directors, officers, agents or employees has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) made any direct or indirect unlawful payment to any government official or employee from corporate funds, (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977 or similar law of the European Union or any European Union Member State or similar law of a jurisdiction in which the Issuer or its subsidiaries conduct their business and to which they are lawfully subject or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

(dd) The operations of the Issuer and its subsidiaries are and have been conducted in compliance with applicable financial record-keeping and reporting requirements of the anti-money laundering laws and regulations of the United States and the European Union and similar laws of any jurisdiction in which the Issuer or its subsidiaries conduct their business and to which they are lawfully subject, as applicable (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Issuer, its subsidiaries or, to the knowledge of the Issuer, any of their directors, officers, agents or employees with respect to the Money Laundering Laws is pending or, to the knowledge of the Issuer, threatened.

(ee) None of the Issuer or its subsidiaries, nor, to the knowledge of the Issuer, any director, officer, agent or employee is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or equivalent European Union measure; and the Issuer will not directly or indirectly use the proceeds of the offering of the Offered Securities hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently known by the Issuer to be subject to any U.S. sanctions administered by OFAC of the U.S. Treasury Department or any equivalent European Union measure.

[1B. Representations and Warranties of the Selling Stockholders. Each Selling Stockholder represents and warrants to, and agrees with, the several Underwriters that:

(a) Such Selling Stockholder has and on each Optional Closing Date hereinafter mentioned will have valid and unencumbered title to the Optional Securities to be delivered by such Selling Stockholder on such Optional Closing Date and full right, power and authority to enter into this Agreement and to sell, assign, transfer and deliver the Optional Offered Securities to be delivered by such Selling Stockholder on such Optional Closing Date hereunder; and upon the delivery of and payment for the Optional Securities on each Optional Closing Date hereunder the several Underwriters will acquire valid and unencumbered title to the Optional Offered Securities to be delivered by such Selling Stockholder on such Optional Closing Date.

(b) No consent, approval, authorization or order of, or filing with, any governmental agency or body or any court is required to be obtained or made by such Selling Stockholder (except as may be required as a result of the identity or status of the Underwriters) for the consummation of the transactions contemplated by this Agreement in connection with the issuance and sale of the Optional Securities by such Selling Stockholder, except (i) as may be required under states securities “Blue Sky” laws in connection with the transactions contemplated hereby, (ii) such as will have been obtained on or prior to the Optional Closing Date and (iii) for such consents, approvals, authorizations or orders as would not adversely affect the Underwriters and as would not materially adversely affect such Selling Stockholder’s ability to perform its obligations hereunder or materially impair the validity or enforceability hereof.

(c) The execution, delivery and performance of this Agreement and the consummation of the transactions herein contemplated will not result in a breach or violation of any of the terms and provisions of, or constitute a default under, or result in the imposition of any lien upon any property or assets of such Selling Stockholders pursuant to, (i) any statute, any rule, regulation or order of any governmental agency or body or any court having jurisdiction over such Selling Stockholder or any of its properties, (ii) any agreement or instrument to which such Selling Stockholder is a party or by which such Selling Stockholder is bound which is material to such Selling Stockholder or to which any of the properties of such Selling Stockholder is subject, or (iii) the charter or by-laws of any Selling Stockholder that is a corporation or the constituent documents of any Selling Stockholder that is not a natural person or a corporation, except, in the case of clauses (i) and (ii) above, where such breach, violation or default would not, individually or in the aggregate, materially adversely affect such Selling Stockholder’s ability to perform its obligations hereunder or materially impair the validity or enforceability hereof.

(d) (i) (A) On their respective Effective Times, (B) on the date of this Agreement and (C) on each Optional Closing Date, each of the Initial Registration Statement and the Additional Registration Statement (if any) conformed and will conform in all respects to the requirements of the Act and the Rules and Regulations and did not and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) on its date, at the time of filing of the Final Prospectus pursuant to Rule 424(b) or (if no such filing is required) at the Effective Time of the Additional Registration Statement in which the Final Prospectus is included, and on each Optional Closing Date, the Final Prospectus and the General Disclosure Package will conform in all respects to the requirements of the Act and the Rules and Regulations and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Notwithstanding the foregoing, the representations and warranties in this subsection shall apply only to the extent that any statements in or omissions from the Registration Statement, the General Disclosure Package or the Final Prospectus are based upon written information furnished to the Issuer by such Selling Stockholder specifically for use therein, it being understood and agreed that the only such information is that described as such in Section 7(b) hereof.

(e) The sale of the Optional Securities by such Selling Stockholder pursuant to this Agreement is not prompted by any material information concerning the Issuer or any of its subsidiaries that is not set forth the Registration Statement, the General Disclosure Package or the Final Prospectus.

(f) This Agreement has been duly authorized, executed and delivered by such Selling Stockholder.

(g) Except as disclosed in the General Disclosure Package and the Final Prospectus, there are no contracts, agreements or understandings between such Selling Stockholder and any person that would give rise to a valid claim against such Selling Stockholder or any Underwriter for a brokerage commission, finder’s fee or other like payment in connection with the issuance and sale of the Optional Securities to the Underwriters.

(h) Such Selling Stockholder has not taken, directly or indirectly, any action that is designed to or that has constituted or that would reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Issuer to facilitate the sale or resale of the Offered Securities.

(i) Such Selling Stockholder does not have any registration or other similar rights to have any equity or debt securities registered for sale by the Issuer under the Registration Statement or included in the offering contemplated by this Agreement, other than those rights that have been disclosed in the Registration Statement, the General Disclosure Package and the Final Prospectus and have been waived.

(j) Such Selling Stockholder has not prepared or had prepared on its behalf or used or referred to, any “free writing prospectus” (as defined in Rule 405), and has not distributed any written materials in connection with the offer or sale of the Offered Securities.]

2. Purchase, Sale and Delivery of Offered Securities. On the basis of the representations, warranties and agreements herein contained, but subject to the terms and conditions herein set forth, the Issuer agrees to sell to the several Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Issuer, at a purchase price of $         per Security, the respective number of Firm Securities set forth opposite the names of the several Underwriters in Schedule A[-1] hereto.

The Issuer will deliver the Firm Securities to or as instructed by the Representatives for the accounts of the several Underwriters in a form reasonably acceptable to the Representatives against payment of the purchase price by the Underwriters in Federal (same day) funds by wire transfer to an account at a bank acceptable to the Representatives drawn to the order of the Issuer at the office of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, NY 10017, at              A.M., New York time, on             , 2013, or at such other time not later than seven full business days thereafter as the Representatives and the Issuer determine, such time being herein referred to as the “First Closing Date”. For purposes of Rule 15c6-1 under the Securities Exchange Act of 1934, the First Closing Date (if later than the otherwise applicable settlement date) shall be the settlement date for payment of funds and delivery of securities for all the Offered Securities sold pursuant to the offering. The Firm Securities so to be delivered or evidence of their issuance will be made available for checking at the above office of Davis Polk & Wardwell LLP at least 24 hours prior to the First Closing Date.

In addition, upon written notice from the Representatives given to the Issuer [and the Selling Stockholders] from time to time not more than 30 days subsequent to the date of the Final Prospectus, the Underwriters may purchase all or less than all of the Optional Securities at the purchase price per Security to be paid for the Firm Securities. [The Issuer agrees to sell to the Underwriters the number of shares of Optional Securities specified in such notice and the Underwriters agree, severally and not jointly, to purchase such Optional Securities.] [The Selling Stockholders agree, severally and not jointly, to sell to the Underwriters the respective numbers of Optional Securities obtained by multiplying the number of Optional Securities specified in such notice by a fraction the numerator of which is the number of shares set forth opposite the names of such Selling Stockholders in Schedule A-2 hereto under the caption “Number of Optional Securities to be Sold” and the denominator of which is the total number of Optional Securities (subject to adjustment by the Representatives to eliminate fractions).] Such Optional Securities shall be purchased [from each Selling Stockholder] for the account of each Underwriter in the same proportion as the number of shares of Firm Securities set forth opposite such Underwriter’s name bears to the total number of shares of Firm Securities (subject to adjustment by the Representatives to eliminate fractions) and may be purchased by the Underwriters only for the purpose of covering over-allotments made in connection with the sale of the Firm Securities. No Optional Securities shall be sold or delivered unless the Firm Securities previously have been, or simultaneously are, sold and delivered. The right to purchase the Optional Securities or any portion thereof may be exercised from time to time and to the extent not previously exercised may be surrendered and terminated at any time upon notice by the Representatives to the Issuer.

Each time for the delivery of and payment for the Optional Securities, being herein referred to as an “Optional Closing Date”, which may be the First Closing Date (the First Closing Date and each Optional Closing Date, if any, being sometimes referred to as a “Closing Date”), shall be determined by the Representatives but shall be not later than five full business days after written notice of election to purchase Optional Securities is given. The [Issuer / Selling Stockholders] will deliver the Optional Securities being purchased on each Optional Closing Date to or as instructed by the Representatives for the accounts of the several Underwriters in a form reasonably acceptable to the Representatives against payment of the purchase price therefor in Federal (same day) funds by wire transfer to an account at a bank acceptable to the Representatives drawn to the order of the Issuer [in the case of Firm Securities and to the order of in the case of Optional Securities, in each case], at the above office of Davis Polk & Wardwell LLP. The Optional Securities being purchased on each Optional Closing Date or evidence of their issuance will be made available for checking at the above office of Davis Polk & Wardwell LLP at a reasonable time in advance of such Optional Closing Date.

3. Offering by Underwriters. It is understood that the several Underwriters propose to offer the Offered Securities for sale to the public as set forth in the Final Prospectus.

4. Certain Agreements of the Issuer [and the Selling Stockholders]. The Issuer agrees with the several Underwriters [and the Selling Stockholders (and, where applicable, the Selling Stockholders agree with the Issuer and the several Underwriters)] that:

(a) Unless filed pursuant to Rule 462(c) as part of the Additional Registration Statement in accordance with the next sentence, the Issuer will file the Final Prospectus, in a form approved by the Representatives, with the Commission pursuant to and in accordance with subparagraph (1) (or, if applicable and if consented to by the

Representatives, subparagraph (4)) of Rule 424(b) not later than the earlier of (A) the second business day following the execution and delivery of this Agreement or (B) the fifteenth business day after the Effective Time of the Initial Registration Statement. The Issuer will advise the Representatives promptly of any such filing pursuant to Rule 424(b) and provide satisfactory evidence to the Representatives of such timely filing. If an Additional Registration Statement is necessary to register a portion of the Offered Securities under the Act but the Effective Time thereof has not occurred as of the execution and delivery of this Agreement, the Issuer will file the additional registration statement or, if filed, will file a post-effective amendment thereto with the Commission pursuant to and in accordance with Rule 462(b) on or prior to 10:00 P.M., New York time, on the date of this Agreement or, if earlier, on or prior to the time the Final Prospectus is finalized and distributed to any Underwriter, or will make such filing at such later date as shall have been consented to by the Representatives.

(b) The Issuer will promptly advise the Representatives of any proposal to amend or supplement at any time the Initial Registration Statement, any Additional Registration Statement or any Statutory Prospectus and will not effect such amendment or supplementation without the Representatives’ consent; and the Issuer will also advise the Representatives promptly of (i) the effectiveness of any Additional Registration Statement (if its Effective Time is subsequent to the execution and delivery of this Agreement), (ii) any amendment or supplementation of a Registration Statement or any Statutory Prospectus, (iii) any request by the Commission or its staff for any amendment to any Registration Statement, for any supplement to any Statutory Prospectus or for any additional information, (iv) the institution by the Commission of any stop order proceedings in respect of a Registration Statement or the threatening of any proceeding for that purpose, and (v) the receipt by the Issuer of any notification with respect to the suspension of the qualification of the Offered Securities in any jurisdiction or the institution or threatening of any proceedings for such purpose. The Issuer will use its commercially reasonable efforts to prevent the issuance of any such stop order or the suspension of any such qualification and, if issued, to obtain as soon as possible the withdrawal thereof.

(c) If, at any time when a prospectus relating to the Offered Securities is (or but for the exemption in Rule 172 would be) required to be delivered under the Act by any Underwriter or dealer, any event occurs as a result of which the Final Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary at any time to amend the Registration Statement or supplement the Final Prospectus to comply with the Act, the Issuer will promptly notify the Representatives of such event and will promptly prepare and file with the Commission and furnish, at its own expense, to the Underwriters and the dealers and any other dealers upon request of the Representatives, an amendment or supplement which will correct such statement or omission or an amendment which will effect such compliance. Neither the Representatives’ consent to, nor the Underwriters’ delivery of, any such amendment or supplement shall constitute a waiver of any of the conditions set forth in Section 6 hereof.

(d) As soon as practicable, but not later than the Availability Date (as defined below), the Issuer will make generally available to its securityholders an earnings statement covering a period of at least 12 months beginning after the Effective Time of the Initial Registration Statement (or, if later, the Effective Time of the Additional Registration Statement) which will satisfy the provisions of Section 11(a) of the Act and Rule 158 under the Act. For the purpose of the preceding sentence, “Availability Date” means the day after the end of the fourth fiscal quarter following the fiscal quarter that includes such Effective Time on which the Issuer is required to file its Form 10-Q for such fiscal quarter except that, if such fourth fiscal quarter is the last quarter of the Issuer’s fiscal year, “Availability Date” means the day after the end of such fourth fiscal quarter on which the Issuer is required to file its Form 10-K.

(e) The Issuer will furnish to the Representatives copies of each Registration Statement (five of which will be signed and will include all exhibits), each related Statutory Prospectus, and, so long as a prospectus relating to the Offered Securities is (or but for the exemption in Rule 172 would be) required to be delivered under the Act, the Final Prospectus and all amendments and supplements to such documents, in each case in such quantities as the Representatives request. The Final Prospectus shall be so furnished on or prior to 3:00 P.M., New York time, on the business day following the execution and delivery of this Agreement. All other documents shall be so furnished as soon as available. The Issuer [and the Selling Stockholders] will pay the expenses of printing and distributing to the Underwriters all such documents.

(f) The Issuer will arrange for the qualification of the Offered Securities for sale and the determination of their eligibility for investment under the laws of such jurisdictions as the Representatives shall previously designate and to the extent applicable and will continue such qualifications in effect so long as required for the resale of the Offered Securities by the Underwriters; provided that the Issuer will not be required to qualify as a foreign corporation or to file a general consent to service of process in any such state or province or where it would be subject to taxation as a foreign corporation.

(g) During the period of three years hereafter, the Issuer will furnish or provide electronic access to, upon request, to Representatives and each of the other Underwriters, as soon as practicable after the end of each fiscal year, a copy of its annual report to stockholders for such year; and the Issuer will furnish to the Representatives (i) as soon as available, a copy of each report and any definitive proxy statement of the Issuer filed with the Commission under the Exchange Act or mailed to stockholders, and (ii) from time to time, such other information concerning the Issuer as the Representatives may reasonably request. However, so long as the Issuer is subject to the reporting requirements of either Section 13 or Section 15(d) of the Exchange Act and is timely filing reports with the Commission on its Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”), it is not required to furnish such reports or statements to the Underwriters.

(h) The Issuer [and the Selling Stockholders] will pay all expenses incidental to the performance of [its / their] obligations under this Agreement, including (i) the fees and disbursements of counsel to the Issuer; (ii) all expenses in connection with the execution, issue, authentication and initial delivery of the Offered Securities and the preparation and printing of this Agreement, the Offered Securities, any preliminary prospectuses, any Issuer Free Writing Prospectuses, any documents comprising any part of the General Disclosure Package, the Final Prospectus, all amendments and supplements thereto, and any other document relating to the issuance, offer, sale and delivery of the Offered Securities; (iii) the cost of qualifying the Offered Securities for clearance and settlement through the facilities of the DTC; (iv) the cost of any advertising approved by the Issuer in connection with the issuance of the Offered Securities; (v) any filing fees and other expenses (including fees and disbursements of counsel) incurred in connection with qualification of the Offered Securities for sale under the laws of such jurisdictions as the Representatives shall previously designate and to the extent applicable and the printing of memoranda relating thereto; (vi) costs and expenses related to the review by the Financial Industry Regulatory Authority, Inc. (“FINRA”) of the Offered Securities (including filing fees and the fees and expenses of counsel for the Underwriters relating to such review in an amount not to exceed $50,000); (vii) fees and expenses incident to listing the Offered Securities on the NYSE; (viii) fees and expenses in connection with the registration of the Offered Securities under the Exchange Act; and (ix) expenses incurred in distributing any documents comprising any part of the General Disclosure Package, the Final Prospectus (including any amendments and supplements thereto) and any Issuer Free Prospectus to the Underwriters. The Issuer will also pay or reimburse the Underwriters (to the extent incurred by them) for all travel expenses of the Issuer’s officers and employees and any other expenses of the Issuer in connection with attending or hosting meetings with prospective purchasers of the Offered Securities from the Underwriters or any “roadshow” in connection with the offering and sale of the Offered Securities. Notwithstanding anything to the contrary contained in this paragraph, the Issuer agrees to pay 50% of the cost relating to a chartered aircraft to be used by the Underwriters and the Issuer in connection with such meetings with prospective purchasers or roadshow. It is understood, however, that except as provided in this Section 4 and Sections 7 and 10, the Underwriters will pay all of their respective costs and expenses, including, without limitation, fees and disbursements of their counsel and transfer taxes payable on the resale of the Offered Securities by them. [Notwithstanding the foregoing, as between the Issuer and the Selling Stockholders, the provisions of this Section 4(h) shall not affect any agreement that the Issuer and the Selling Stockholders may have or make regarding the allocation of expenses between the Issuer and Selling Stockholders.]

(i) The Issuer [and the Selling Stockholders] will not take, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to result in, stabilization or manipulation of the price of any securities of the Issuer to facility the sale or resale of the Offered Securities.

(j) For the period specified below (the “Lock-Up Period”), the Issuer will not, directly or indirectly, take any of the following actions with respect to its Securities or any securities convertible into or exchangeable or exercisable for any of its Securities (“Lock-Up

Securities”): (i) offer, sell, issue, contract to sell, pledge or otherwise dispose of Lock-Up Securities, (ii) offer, sell, issue, contract to sell, contract to purchase or grant any option, right or warrant to purchase Lock-Up Securities, (iii) enter into any swap, hedge or any other agreement that transfers, in whole or in part, the economic consequences of ownership of Lock-Up Securities, (iv) establish or increase a put equivalent position or liquidate or decrease a call equivalent position in Lock-Up Securities within the meaning of Section 16 of the Exchange Act or (v) file with the Commission a registration statement under the Act relating to Lock-Up Securities, or publicly disclose the intention to take any such action, without the prior written consent of Citigroup Global Markets Inc. (“Citigroup”) and Goldman, Sachs & Co. (“Goldman”), except issuances of Lock-Up Securities pursuant to the conversion or exchange of convertible or exchangeable securities or the exercise of warrants or options, in each case outstanding on the date hereof, grants of employee stock options or other equity compensation pursuant to the terms of a plan in effect on the date hereof or issuances of Lock-Up Securities pursuant to the exercise of such options. The initial Lock-Up Period will commence on the date hereof and continue for 180 days after the date of the commencement of the public offering of the Offered Securities or such earlier date that Citigroup and Goldman consent to in writing; provided, however, that if (1) during the last 17 days of the initial Lock-Up Period, the Issuer releases earnings results or material news or a material event relating to the Issuer occurs or (2) prior to the expiration of the initial Lock-Up Period, the Issuer announces that it will release earnings results during the 16-day period beginning on the last day of the initial Lock-Up Period, then in each case the Lock-Up Period will be extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the occurrence of the materials news or material event, as applicable, unless Citigroup and Goldman waive, in writing, such extension. The Issuer will provide Citigroup and Goldman with notice of any announcement described in clause (2) of the preceding sentence that gives rise to an extension of the Lock-Up Period.

(k) The Issuer will use the net proceeds received from the sale of the Offered Securities in the manner described in the “Use of Proceeds” section of the General Disclosure Package and the Final Prospectus.

(l) If Citigroup and Goldman, in their sole discretion, agree to release or waive the restrictions set forth in a lock-up letter described in Section 6(k) hereof for an officer or director of the Issuer and provides the Issuer with notice of the impending release or waiver at least three business days before the effective date of the release or waiver, the Issuer agrees to announce the impending release or waiver by a press release substantially in the form of Exhibit D hereto through a major news service at least two business days before the effective date of the release or waiver.

5. Free Writing Communications. [Each of / The] Issuer [and the Selling Stockholders] represents and agrees that unless it obtains the prior consent of the Representatives, and each Underwriter represents and agrees that, unless it obtains the prior consent of the Issuer and the Representatives, it has not made and will not make any offer relating to the Offered Securities that would constitute an Issuer Free Writing Prospectus, or that would otherwise constitute a “free writing prospectus,” as defined in Rule 405, required to be filed with the Commission. Any such free writing prospectus consented to by the Issuer and the Representatives is hereinafter referred to as a “Permitted Free Writing Prospectus.” The Issuer represents that it has treated and agrees that it will treat each Permitted Free Writing Prospectus as an “issuer free writing prospectus,” as defined in Rule 433, and has complied and will comply with the requirements of Rules 164 and 433 applicable to any Permitted Free Writing Prospectus, including timely Commission filing where required, legending and record keeping. The Issuer represents that it has satisfied and agrees that it will satisfy the conditions in Rule 433 to avoid a requirement to file with the Commission any electronic road show.

6. Conditions of the Obligations of the Underwriters. The obligations of the several Underwriters to purchase and pay for the Firm Securities on the First Closing Date and the Optional Securities to be purchased on each Optional Closing Date will be subject to the accuracy of the representations and warranties contained in Section 1[A and 1B] herein on the part of the Issuer [and the Selling Stockholders] (as though made on such Closing Date), in the case of representations and warranties that are qualified as to materiality, and to the accuracy in all material respects of the representations and warranties on the part of the Issuer [and the Selling Stockholders], in the case of representations and warranties that are not so qualified, to the performance in all material respects by the Issuer [and the Selling Stockholders] of [its / their] obligations hereunder and to the following additional conditions precedent:

(a) The Underwriters shall have received (i) a comfort letter, dated the date of this Agreement, of PwC, in form and substance satisfactory to the Underwriters, concerning the financial information with respect to the Issuer and its consolidated subsidiaries set forth in the General Disclosure Package and the Final Prospectus, and (ii) a comfort letter, dated the date of this Agreement, of Ernst & Young, in form and substance satisfactory to the Underwriters, concerning the financial information with respect to Taminco Group Holdings S.à r.l. and its consolidated subsidiaries set forth in the General Disclosure Package and the Final Prospectus.

(b) If the Effective Time of the Additional Registration Statement (if any) is not prior to the execution and delivery of this Agreement, such Effective Time shall have occurred not later than 10:00 P.M., New York time, on the date of this Agreement or, if earlier, the time the Final Prospectus is finalized and distributed to any Underwriter, or shall have occurred at such later time as shall have been consented to by the Representatives. The Final Prospectus shall have been filed with the Commission in accordance with the Rules and Regulations and Section 4(a) hereof. Prior to such Closing Date, no stop order suspending the effectiveness of a Registration Statement shall have been issued and no proceedings for that purpose shall have been instituted or, to the knowledge of the Issuer[, the Selling Stockholders] or the Representatives, shall be contemplated by the Commission.

(c) Subsequent to the execution and delivery of this Agreement, there shall not have occurred (i) any material adverse change, or any development or event involving a prospective material adverse change, in the condition (financial or other), business, properties or results of operations of the Issuer and its subsidiaries taken as one enterprise which, in the judgment of the Representatives, makes it impractical or inadvisable to proceed with completion of the offering or the sale of and payment for the Offered Securities; (ii) any downgrading in the rating of any debt securities of the Issuer or any of its subsidiaries by any “nationally recognized statistical rating organization” (as defined in Section 3(a)(62) under the Exchange Act), or any public announcement that any such organization has under surveillance or review its rating of any debt securities of the Issuer or any of its subsidiaries (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating) or any announcement that the Issuer or any of its subsidiaries has been placed on negative outlook; (iii) any material adverse change in U.S. or international financial, political or economic conditions or currency exchange rates as would, in the judgment of the Representatives, make it impractical or inadvisable to proceed with the completion of the offering or the sale of and payment for the Offered Securities; (iv) any material suspension or material limitation of trading in securities generally on the New York Stock Exchange or the NASDAQ Global Market, or any setting of minimum prices for trading on such exchange, or any suspension of trading of any securities of the Issuer or any of its subsidiaries on any exchange or in the over-the-counter market; (v) any banking moratorium declared by U.S. Federal, New York or European authorities; (vi) any major disruption of settlements of securities or clearance services in the United States; or (vii) any attack on, outbreak or escalation of hostilities or act of terrorism involving the United States or Europe, any declaration of war by U.S. Congress or any other national or international calamity or emergency if, in the judgment of the Representatives, the effect of any such attack, outbreak, escalation, act, declaration, calamity or emergency makes it impractical or inadvisable to proceed with completion of the offering or sale of and payment for the Offered Securities.

(d) The Underwriters shall have received an opinion and 10b-5 letter, each dated the relevant Closing Date, and each in form and substance reasonably satisfactory to the Underwriters, of Kirkland & Ellis LLP, counsel for the Issuer, on such matters as indicated, and substantially in the form and substance set forth, on Exhibit A-1 hereto.

[(e) The Underwriters shall have received an opinion dated the relevant Closing Date, in form and substance reasonably satisfactory to the Underwriters, of Kirkland & Ellis LLP, counsel for the Selling Stockholders, on such matters and as indicated and substantially in the form and substance set for on Exhibit A-2 hereto.]

(f) The Underwriters shall have received from Davis Polk & Wardwell LLP, counsel for the Underwriters, such opinion or opinions, dated the relevant Closing Date, with respect to the validity of the Offered Securities, the Final Prospectus and the General Disclosure Package and other related matters as the Representatives may require, and the Issuer shall have furnished to such counsel such documents as it reasonably requests for the purpose of enabling it to pass upon such matters.

(g) The Issuer shall deliver to the Underwriters, among other documents and certificates as the Underwriters shall reasonably request, a Secretary’s Certificate, dated the relevant Closing Date, reasonably satisfactory to the Underwriters which shall include the following documents with respect to the Issuer: (a) certificates of incorporation or organization, (b) by-laws or comparable organizational documents, (c) resolutions of the Board of Directors (or equivalent body) of the Issuer or comparable documents, (d) certificates of good standing from the jurisdiction of incorporation or organization of the Issuer and (e) certificates of good standing and/or qualifications to do business as a foreign corporation in such jurisdictions as the Underwriters’ reasonably request.

(h) The Underwriters shall have received a certificate, dated the relevant Closing Date, of an executive officer of the Issuer and a principal financial or accounting officer of the Issuer in which such officers, to the best of their knowledge after reasonable investigation, shall state that the representations and warranties of the Issuer in this Agreement are true and correct, in the case of representations and warranties which are qualified as to materiality, and true and correct in all material respects, in the case of representations and warranties that are not so qualified, that the Issuer has complied in all material respects with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to the relevant Closing Date; no stop order suspending the effectiveness of any Registration Statement has been issued and no proceedings for that purpose have been instituted or, to the best of their knowledge and after reasonable investigation, are contemplated by the Commission; the Additional Registration Statement (if any) satisfying the requirements of subparagraphs (1) and (3) of Rule 462(b) was timely filed pursuant to Rule 462(b), including payment of the applicable filing fee in accordance with Rule 111(a) or (b) of Regulation S-T of the Commission; and that, subsequent to the dates of the most recent financial statements in the General Disclosure Package (exclusive of any amendment or supplement thereto on or after the date of this Agreement) there has been no material adverse change, nor any development or event involving a prospective material adverse change, in the condition (financial or other), business, properties or results of operations of the Issuer and its subsidiaries taken as a whole except as set forth in the General Disclosure Package (exclusive of any amendment or supplement thereto on or after the date of this Agreement) or as described in such certificate.

(i) The Underwriters shall have received comfort letters, dated the relevant Closing Date, of PwC and Ernst & Young, in each case which meet the requirements of subsection (a) of this Section, except that the specified date referred to in such subsection will be a date not more than three days prior to the relevant Closing Date for the purposes of this subsection.

(j) The Underwriters shall have received a certificate of the Chief Financial Officer of the Issuer in the form attached as Exhibit B hereto.

(k) On or prior to the date hereof, the Representatives shall have received lockup letters from each of the executive officers and directors of the Issuer and all shareholders, in each case substantially in the form of Exhibit C hereto.

(l) FINRA has confirmed that it has not raised any objection with respect to the fairness and reasonableness of the underwriting terms and arrangements relating to the offering of the Offered Securities.

[(m) Each Selling Stockholder shall have delivered to the Representatives a properly completed and executed United States Treasury Department Form W-9.]

The Issuer will furnish the Underwriters with such conformed copies of such opinions, certificates, letters and documents as the Underwriters reasonably request. The Representatives may in their sole discretion waive on behalf of the Underwriters compliance with any conditions to the obligations of the Underwriters hereunder.

7. Indemnification and Contribution. (a) The Issuer will indemnify and hold harmless each Underwriter, its partners, members, affiliates, agents, directors, officers, employees and each person, if any, who controls such Underwriter within the meaning of Section 15 of the Act or Section 20 of the Exchange Act (each, an “Indemnified Party”), against any losses, claims, damages or liabilities, joint or several, to which such Indemnified Party may become subject, under the Act, the Exchange Act, other Federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any part of any Registration Statement at any time, any Statutory Prospectus as of any time, the Final Prospectus or any Issuer Free Writing Prospectus, or arise out of or are based upon the omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, including any losses, claims, damages or liabilities arising out of or based upon the Issuer’s failure to perform its obligations under Section 4(a) or (b) of this Agreement, and will reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending against any such loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Indemnified Party is a party thereto), whether threatened or commenced, and in connection with the enforcement of this provision with respect to any of the above as such expenses are incurred; provided, however, that the Issuer will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any of such documents in reliance upon and in conformity with written information furnished to the Issuer by or on behalf of any such Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information consists of the information described as such in subsection ([b/c]) below.

[(b) The Selling Stockholders, jointly and severally, will indemnify and hold harmless each Indemnified Party, against any losses, claims, damages or liabilities, joint or several, to which such Indemnified Party may become subject, under the Act, the Exchange Act, other Federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any part of any Registration Statement at any time, any Statutory Prospectus as of any time, the Final Prospectus or any Issuer Free Writing Prospectus, or arise out of or are based upon the omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, including any losses, claims, damages or liabilities arising out of or based upon the Selling Stockholders’ failure to perform their obligations under Section 4(a) or (b) of this Agreement, and will reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending against any such loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Indemnified Party is a party thereto), whether threatened or commenced, and in connection with the enforcement of this provision with respect to the above as such expenses are incurred; provided, however, that each Selling Stockholder will only be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any of such documents in reliance upon and in conformity with written information furnished by such Selling Stockholder specifically for use therein, it being understood and agreed that the only such information consists of the following information in the General Disclosure Package and the Final Prospectus furnished on behalf of each Selling Stockholder: the statements relating to such Selling Stockholder in the table and accompanying footnotes under the caption “Principal Stockholders”.]

([b / c]) Each Underwriter will severally and not jointly indemnify and hold harmless the Issuer, its directors and officers and each person, if any, who controls the Issuer within the meaning of Section 15 of the Act [and each Selling Stockholder (each, an “Underwriter Indemnified Party”)], against any losses, claims, damages or liabilities to which [the Issuer / such Underwriter Indemnified Party] may become subject, under the Act or the Exchange Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any part of any Registration Statement at any time, any Statutory Prospectus as of any time, the Final Prospectus or any Issuer Free Writing Prospectus, in each case as amended or supplemented, or any Issuer Free Writing Prospectus or arise out of or are based upon the omission or the alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Issuer by or on behalf of any such Underwriter through the Representatives specifically for use therein, and will reimburse any legal or other expenses reasonably incurred by [the Issuer / such Underwriter Indemnified Party] in connection with investigating or defending any such loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such [Underwriter] Indemnified Party is a party thereto), whether threatened or commenced, based upon any such untrue statement or omission, or any alleged untrue statement or omission as such expenses are incurred, it being understood and agreed that the only such information furnished by or on behalf of any Underwriter consists of the following information in the Final Prospectus furnished on behalf of each Underwriter: under the caption “Underwriting,” the concession and reallowance figures appearing in the first paragraph under “—Commissions and Expenses” and the second and third paragraphs under “—Price Stabilization, Short Positions and Penalty Bids”; provided, however, that the

Underwriters shall not be liable for any losses, claims, damages or liabilities arising out of or based upon the Issuer’s [or the Selling Stockholders’] failure to perform [its / their] obligations under Section 4(a) or (b) of this Agreement.

([c / d]) Promptly after receipt by an indemnified party under this Section of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under subsection (a)[, / or] (b) [or (c)] above, notify the indemnifying party of the commencement thereof; but the failure to notify the indemnifying party shall not relieve it from any liability that it may have under subsection (a)[, / or] (b) [or (c)] above except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided further that the failure to notify the indemnifying party shall not relieve it from any liability that it may have to an indemnified party otherwise than under subsection (a)[, / or] (b) [or (c)] above. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section, as the case may be, for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the contrary; (ii) the indemnifying party has failed within a reasonable time to retain counsel reasonably satisfactory to the indemnified party; (iii) the indemnified party shall have reasonably concluded that there may be legal defenses available to it that are different from or in addition to those available to the indemnifying party; or (iv) the named parties in any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood and agreed that the indemnifying party shall not, in connection with any proceeding or related proceeding in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all indemnified parties, and that all such fees and expenses shall be reimbursed as they are incurred. Any such separate firm for any Underwriter, its affiliates, directors, officers, employees and any control persons of such Underwriter shall be designated in writing by the Representatives and any such separate firm for the Issuer, its directors and officers and any control persons of the Issuer shall be designated in writing by the Issuer. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened action in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party unless such settlement (i) includes an unconditional release of such indemnified party from all liability on any claims that are the subject matter of such action and (ii) does not include a statement as to or an admission of fault, culpability or failure to act by or on behalf of any indemnified party.

([d / e]) If the indemnification provided for in this Section is unavailable or insufficient to hold harmless an indemnified party under subsection (a)[, / or] (b) [or (c)] above, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities referred to in subsection (a)[, / or] (b) [or (c)] above (i) in such proportion as is appropriate to reflect the relative benefits received by the Issuer [and the Selling Stockholders] on the one hand and the Underwriters on the other from the offering of the Offered Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Issuer [and the Selling Stockholders] on the one hand and the Underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities as well as any other relevant equitable considerations. The relative benefits received by the Issuer [and the Selling Stockholders] on the one hand and the Underwriters on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Issuer [and the Selling Stockholders] bear to the total underwriting discounts and commissions received by the Underwriters. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Issuer[, the Selling Stockholders] or the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this subsection ([d / e]) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim which is the subject of this subsection ([d / e]). Notwithstanding the provisions of this subsection ([d / e]), no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Underwriters’ obligations in this subsection ([d / e]) to contribute are several in proportion to their respective underwriting obligations and not joint. The Issuer and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 7([d / e]) were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 7([d / e]).

([e / f]) The obligations of the Issuer under this Section shall be in addition to any liability which the Issuer [and the Selling Stockholders] may otherwise have and shall extend, upon the same terms and conditions, to each employee of and each person, if any, who controls any Underwriter within the meaning of the Act or the Exchange Act; and the obligations of the Underwriters under this Section shall be in addition to any liability which the respective Underwriters may otherwise have and shall extend, upon the same terms and conditions, to each person, if any, who controls the Issuer within the meaning of the Act or the Exchange Act.

8. Default of Underwriters. If any Underwriter or Underwriters default in their obligations to purchase Offered Securities hereunder on either the First or any Optional Closing Date and the aggregate number of Offered Securities that such defaulting Underwriter or Underwriters agreed but failed to purchase does not exceed 10% of the total number of Offered Securities that the Underwriters are obligated to purchase on such Closing Date, the Representatives may make arrangements satisfactory to the Issuer [and the Selling Stockholders] for the purchase of such Offered Securities by other persons, including any of the Underwriters, but if no such arrangements are made by such Closing Date, the non-defaulting Underwriters shall be obligated severally, in proportion to their respective commitments hereunder, to purchase the Offered Securities that such defaulting Underwriters agreed but failed to purchase on such Closing Date. If any Underwriter or Underwriters so default and the aggregate number of Offered Securities with respect to which such default or defaults occur exceeds 10% of the total number of Offered Securities that the Underwriters are obligated to purchase on such Closing Date and arrangements satisfactory to the Representatives[, the Selling Stockholders] and the Issuer for the purchase of such Offered Securities by other persons are not made within 36 hours after such default, this Agreement will terminate without liability on the part of any non-defaulting Underwriter[, the Selling Stockholders] or the Issuer, except as provided in Section 10 (provided that if such default occurs with respect to Optional Securities after the First Closing Date, this Agreement will not terminate as to the Firm Securities or any Optional Securities purchased prior to such termination). As used in this Agreement, the term “Underwriter” includes any person substituted for a Underwriter under this Section. Nothing herein will relieve a defaulting Underwriter from liability for its default.

9. [Intentionally Omitted]

10. Survival of Certain Representations and Obligations. The respective indemnities, agreements, representations, warranties and other statements [of the Selling Stockholders,] of the Issuer or its officers and of the several Underwriters set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by or on behalf of any Underwriter, [any Selling Stockholder,] the Issuer or any of their respective Representatives, officers or directors or any controlling person, and will survive delivery of and payment for the Offered Securities. If this Agreement is terminated pursuant to Section 8 or if for any reason the purchase of the Offered Securities by the Underwriters is not consummated, the Issuer [and the Selling Stockholders] shall remain responsible for the expenses to be paid or reimbursed by it pursuant to Section 4 and the respective obligations of the Issuer[, the Selling Stockholders] and the Underwriters pursuant to Section 7 shall remain in effect. If the purchase of the Offered Securities by the Underwriters is not consummated for any reason other than solely because of the termination of this Agreement pursuant to Section 8 or the occurrence of any event specified in clause (iii), (iv) (except for any suspension of trading of any securities of the Issuer), (v), (vi) or (vii) of Section 6(c), the Issuer [and the Selling Stockholders] will reimburse the Underwriters for all out-of-pocket expenses (including fees and disbursements of counsel) reasonably incurred by them in connection with the offering of the Offered Securities, and the respective obligations of the Issuer and the Underwriters pursuant to Section 7 hereof shall remain in effect. In addition, if any Offered Securities have been purchased hereunder, the representations in Section 1 and all obligations under Section 4 shall also remain in effect.

11. Notices. All communications hereunder will be in writing and will be mailed, delivered or telegraphed and confirmed to the applicable party at the addresses indicated below:

(a) if sent to the Underwriters:

c/o Citigroup Global Markets Inc.

390 Greenwich Street

New York, NY 10013

Telecopy No.:

Attention:

c/o Goldman, Sachs & Co.

200 West Street

New York, NY 10282-2198

Telecopy No.:

Attention:

c/o Credit Suisse Securities (USA) LLC

Eleven Madison Avenue

New York, NY 10010-3629

Telecopy No.:

Attention:

c/o J.P. Morgan Securities LLC

383 Madison Avenue, 28th Floor

New York, NY 10179

Telecopy No.: (212) 622-8358

Attention: Equity Syndicate Desk

(b) if sent to the Issuer:

Taminco Corporation

c/o Apollo Management, L.P.

9 West 57th Street

New York, New York 10019

with a copy to:

Edward Yocum, General Counsel

Taminco Corporation

Two Windsor Plaza, Suite 411

7540 Windsor Drive

Allentown, Pennsylvania 18195

[(c) if to the Selling Stockholders:            ]

provided, however, that any notice to a Underwriter pursuant to Section 7 will be mailed, delivered or telegraphed and confirmed to such Underwriter.

12. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective [personal representatives and] successors and the controlling persons referred to in Section 7, and no other person will have any right or obligation hereunder.

13. Representation of Underwriters. The Representatives will act for the several Underwriters in connection with this purchase, and any action under this Agreement taken by the Representatives will be binding upon all the Underwriters. [                will act for the Selling Stockholders in connection with the transactions contemplated by this Agreement, and any action under this Agreement taken by            will be binding upon all the Selling Stockholders.]

14. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

15. Absence of Fiduciary Relationship. [Each of the] [The] Issuer [and the Selling Stockholders] acknowledges and agrees that:

(a) the Underwriters have been retained solely to act as underwriters in connection with the sale of the Offered Securities and that no fiduciary, advisory or agency relationship between the Issuer [or the Selling Stockholders, on the one hand,] and the Underwriters[, on the other] has been created in respect of any of the transactions contemplated by this Agreement or the Final Prospectus, irrespective of whether the Underwriters have advised or are advising the Issuer [or the Selling Stockholders] on other matters;

(b) the purchase price of the Offered Securities set forth in this Agreement was established by the Issuer [and the Selling Stockholders] following discussions and arm’s-length negotiations with the Underwriters and the Issuer [and the Selling Stockholders] [is / are] capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated by this Agreement;

(c) [each of] the Issuer [and the Selling Stockholders] has been advised that the Underwriters and their affiliates are engaged in a broad range of transactions which may involve interests that differ from those of the Issuer [and the Selling Stockholders] and that the Underwriters have no obligation to disclose such interests and transactions to the Issuer [and the Selling Stockholders] by virtue of any fiduciary, advisory or agency relationship; and

(d) [each of] the Issuer [and the Selling Stockholders] waives, to the fullest extent permitted by law, any claims it may have against the Underwriters for breach of fiduciary duty or alleged breach of fiduciary duty and agrees that the Underwriters shall have no liability (whether direct or indirect) to the Issuer [or the Selling Stockholders] in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Issuer, including stockholders, employees or creditors of the Issuer.

16. Applicable Law. This Agreement, and any claim, controversy or dispute arising under or related to this Agreement, shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of laws.

The Issuer hereby submits to the non-exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. The Issuer irrevocably and unconditionally waives any objection to the laying of venue of any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in Federal and state courts in the Borough of Manhattan in The City of New York and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such suit or proceeding in any such court has been brought in an inconvenient forum.

17. Waiver of Jury Trial. The Issuer hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

18. Patriot Act. In accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Underwriters are required to obtain, verify and record information that identifies their respective clients, including the Issuer, which information may include the name and address of their respective clients, as well as other information that will allow the Underwriters to properly identify their respective clients.

[Signature Pages Follow]

If the foregoing is in accordance with the Underwriters’ understanding of our agreement, kindly sign and return to us one of the counterparts hereof, whereupon it will become a binding agreement [between / among] the Issuer[, the Selling Stockholders] and the several Underwriters in accordance with its terms.

Very truly yours,

TAMINCO CORPORATION, as the Issuer

By
Name:
Title:

[ , as Selling Stockholder[s]

By
Name:
Title:	]

The foregoing Underwriting Agreement

is hereby confirmed and accepted

as of the date first above written.

Citigroup Global Markets Inc.

Goldman, Sachs & Co.

Credit Suisse Securities (USA) LLC

J.P. Morgan Securities LLC

Acting on behalf of themselves

and as the Representatives of

the several Underwriters

By: CITIGROUP GLOBAL MARKETS INC.

By
Name:
Title:

By: GOLDMAN, SACHS & CO.

By
Name:
Title:

By: CREDIT SUISSE SECURITIES (USA) LLC

By
Name:
Title:

By: J.P. MORGAN SECURITIES LLC

By
Name:
Title:

SCHEDULE A[-1]

Underwriter	Number of Firm Securities
Citigroup Global Markets Inc.	[	]

Goldman, Sachs & Co.	[	]

Credit Suisse Securities (USA) LLC	[	]

J.P. Morgan Securities LLC	[	]

Deutsche Bank Securities Inc.	[	]

Jefferies LLC	[	]

Morgan Stanley & Co. LLC	[	]

UBS Securities LLC	[	]

Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A.	[	]

C&Co/PrinceRidge LLC	[	]

ING Financial Markets LLC	[	]

KBC Securities USA, Inc.	[	]

Lebenthal & Co., LLC	[	]

SMBC Nikko Capital Markets Limited	[	]

Apollo Global Securities, LLC	[	]

Total	[	]

[SCHEDULE A-2

Selling Stockholder	Number of Optional Securities to be Sold
[ ]	[	]

[ ]	[	]

[ ]	[	]

[ ]	[	]

SCHEDULE B

1.	General Use Free Writing Prospectuses (included in the General Disclosure Package)

“General Use Issuer Free Writing Prospectus” includes each of the following documents:

[None.]

2.	Other Information Included in the General Disclosure Package

The following information is also included in the General Disclosure Package:

1.	The initial price to the public of the Offered Securities: $[ ] per share

2.	Number of shares of Offered Securities: [ ]

SCHEDULE C

SUBSIDIARIES OF THE ISSUER

Subsidiary	Number of shares or percentage directly or indirectly held by the Issuer
Taminco Intermediate Corporation	100%
Taminco Global Chemical Corporation	100%
Taminco Group Holdings S.à r.l.	100%
Taminco Group BVBA (formerly Taminco Group NV)	100%
Taminco BVBA (formerly Taminco NV)	100%
Taminco North BVBA	100%
Taminco East NV	100%
Taminco Germany GmbH	100%
Taminco, Inc. (formerly Taminco Methylamines Inc.)	100%
Yixing Taminco Feed Additives Co., Ltd	100%
Taminco Choline Chloride (Shanghai) Co., Ltd.	100%
Taminco Italia SRL	100%
Taminco Mexico, S. de R.L. de C.V.	100%
Taminco do Brasil Produtos Quimicos Ltda.	100%
Taminco do Brasil Comércio e Indústria de Aminas Ltda.	100%
Taminco UK Ltd.	100%
Tam Limitada (Costa Rica)	100%
Ecuataminco S.A.	100%
Taminco de Guatemala S.A.	100%

Subsidiary	Number of shares or percentage directly or indirectly held by the Issuer
Taminco Venezuala C.A.	100%
Taminco de Honduras, S.A de C.V.	100%
Taminco Argentina S.A.	100%
Taminco Uruguay S.A.	100%
Ling Tian (Nanjing) Fine Chemical Corporation	50%

SCHEDULE D

Subsidiary	Jurisdiction
Taminco Intermediate Corporation	Delaware
Taminco Global Chemical Corporation	Delaware
Taminco Group BVBA (formerly Taminco Group NV)	Belgium
Taminco Group Holdings S.à r.l.	Luxembourg
Taminco BVBA (formerly Taminco NV)	Belgium
Taminco North BVBA	Belgium
Taminco East NV	Belgium
Taminco Germany GmbH	Germany
Taminco, Inc. (formerly Taminco Methylamines Inc.)	Delaware
Yixing Taminco Feed Additives Co., Ltd	China
Taminco Choline Chloride (Shanghai) Co., Ltd.	China
Taminco Italia SRL	Italy
Taminco Mexico, S. de R.L. de C.V.	Mexico
Taminco do Brasil Produtos Quimicos Ltda.	Brazil
Taminco do Brasil Comércio e Indústria de Aminas Ltda.	Brazil
Taminco UK Ltd.	United Kingdom
Tam Limitaca (Costa Rica)	Costa Rica
Ecuataminco S.A.	Ecuador
Taminco de Guatemala S.A.	Guatemala
Taminco Venezuala C.A.	Venezuela
Taminco de Honduras, S.A de C.V.	Honduras

Taminco Argentina S.A.	Argentina
Taminco Uruguay S.A.	Uruguay
Ling Tian (Nanjing) Fine Chemical Corporation	China

EXHIBIT A[-1]

FORM OF OPINION OF COUNSEL FOR THE ISSUER

FORM OF 10B-5 LETTER OF COUNSEL FOR THE ISSUER

[EXHIBIT A-2

FORM OF OPINION OF COUNSEL FOR THE SELLING STOCKHOLDERS]

EXHIBIT B

CERTIFICATE OF THE CHIEF FINANCIAL OFFICER

TAMINCO CORPORATION

EXHIBIT C

FORM OF LOCK-UP

[            ], 2013

Taminco Corporation

Two Windsor Plaza, Suite 411

7540 Windsor Drive

Allentown, Pennsylvania 18195

Citigroup Global Markets Inc.

390 Greenwich Street

New York, NY 10013

Goldman, Sachs & Co.

200 West Street

New York, NY 10282-2198

Credit Suisse Securities (USA) LLC

Eleven Madison Avenue

New York, NY 10010-3629

J.P. Morgan Securities LLC

383 Madison Avenue, 28th Floor

New York, NY 10179

As Representatives of the Several Underwriters

Dear Sirs:

As an inducement to the Underwriters to execute the Underwriting Agreement (the “Underwriting Agreement”), pursuant to which an offering will be made that is intended to result in the establishment of a public market for the common stock, $0.001 par value per share (the “Securities”) of Taminco Corporation, and any successor (by merger or otherwise) thereto, (the “Company”), the undersigned hereby agrees that during the period specified in the following paragraph (the “Lock-Up Period”), the undersigned will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any Securities or securities convertible into or exchangeable or exercisable for any Securities, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Securities, whether any such aforementioned transaction is to be settled by delivery of the Securities or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Citigroup Global Markets Inc. (“Citigroup”) and Goldman, Sachs & Co. (“Goldman”). In addition, the undersigned agrees that, without the prior written consent of Citigroup and Goldman, it will not, during the Lock-Up Period, make any demand for or exercise any right with respect to, the registration of any Securities or any security convertible into or exercisable or exchangeable for the Securities.

The initial Lock-Up Period will commence on the date of this Lock-Up Agreement and continue and include the date 180 days after the public offering date set forth on the final prospectus used to sell the Securities (the “Public Offering Date”) pursuant to the Underwriting Agreement; provided, however, that if (1) during the last 17 days of the initial Lock-Up Period, the Company releases earnings results or material news or a material event relating to the Company occurs or (2) prior to the expiration of the initial Lock-Up Period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the initial Lock-Up Period, then in each case the Lock-Up Period will be extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the occurrence of the material news or material event, as applicable, unless Citigroup and Goldman waive, in writing, such extension; and provided, further, that the undersigned may transfer Securities prior to the date set forth on the preliminary prospectus which is printed and distributed to prospective investors and used to sell the Securities pursuant to the Underwriting Agreement, if the transferee agrees to be bound in writing by the terms of this Lock-Up Agreement and delivers such agreement to the addresses of Citigroup and Goldman set forth above prior to such transfer.

The undersigned hereby acknowledges and agrees that written notice of any extension of the Lock-Up Period pursuant to the previous paragraph will be delivered by Citigroup and Goldman to the Company (in accordance with Section 11 of the Underwriting Agreement) and that any such notice properly delivered will be deemed to have been given , and received by , the undersigned. The undersigned further agrees that, prior to engaging in any transaction or taking any other action that is subject to the terms of this Lock-Up Agreement during the period from the date of this Lock-Up Agreement to and including the 34th day following the expiration of the initial Lock-Up Period, it will give notice thereof to the Company and will not consummate such transaction or take any such action unless it has received written confirmation from the Company that the Lock-Up Period (as may have been extended pursuant to the previous paragraph) has expired.

Any Securities received upon exercise of options granted to the undersigned will also be subject to this Lock-Up Agreement. Any Securities acquired by the undersigned in the open market will not be subject to this Lock-Up Agreement, provided that no filing or public announcement by any party (donor, donee, transferor or transferee) under the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise shall be required or shall be voluntarily made in connection with a transfer of such Securities (other than a filing on a Form 5 made after the expiration of the Lock-Up Period). A transfer of Securities may be made (i) to a family member or trust, (ii) as a bona fide gift or (iii) to the undersigned’s affiliates or to any investment fund or other entity controlled or managed by the undersigned; provided that, in the case of each of the foregoing classes (i). (ii) and (iii), the transferee agrees to be bound in writing by the terms of this Lock-Up Agreement prior to such transfer, such transfer shall not involve a disposition for value and no filing or public announcement by any party (donor, donee, transferor or transferee) under the Exchange Act or otherwise shall be required or shall be voluntarily made in connection with such transfer (other than a filing on a Form 5 made after the expiration of the Lock-Up Period).

Notwithstanding anything herein to the contrary, the undersigned may enter into a written trading plan established pursuant to Rule 10b5-1 of the Exchange Act during the Lock-Up Period, and the Company may announce the establishment of such a plan, provided that no direct or indirect offers, pledges, sales, contracts to sell, sales of any option or contract to purchase, purchases of any option or contract to sell, grants of any option, right or warrant to purchase, loans, or other transfers or disposals of any Securities or any securities convertible into or exercisable or exchangeable for Securities may be effected pursuant to such plan during the Lock-Up Period.

In furtherance of the foregoing, the Company and its transfer agent and registrar are hereby authorized to decline to make any transfer of shares of Securities if such transfer would constitute a violation or breach of this Lock-Up Agreement.

If the undersigned is an officer or director of the Company, the undersigned further agrees that the foregoing restrictions in this Lock-Up Agreement shall be equally applicable to any issuer-directed Securities the undersigned may purchase in the above-referenced offering.

If the undersigned is an officer or director of the Company, (i) Citigroup and Goldman agree that, at least three business days before the effective date of any release or waiver of the foregoing restrictions in connection with a transfer of Securities, Citigroup and Goldman will notify the Company of the impending release or waiver, and (ii) the Company has agreed in the Underwriting Agreement to announce the impending release or waiver by press release through a major news service at least two business days before the effective date of the release or waiver. Any release or waiver granted by Citigroup and Goldman hereunder to any such officer or director shall only be effective two business days after the publication date of such press release. The provisions of this paragraph will not apply if (a) the release or waiver is effected solely to permit a transfer not for consideration and (b) the transferee has agreed in writing to be bound by the same terms described in this Lock-Up Agreement to the extent and for the duration that such terms remain in effect at the time of the transfer.

This Lock-Up Agreement shall be binding on the undersigned and the successors, heirs, personal representatives and assigns of the undersigned. This Lock-Up Agreement shall lapse and become null and void if the Public Offering Date shall not have occurred on or before the earlier of (i) December 31, 2013 and (ii) the date on which the Company informs Citigroup and Goldman in writing that it has determined not to proceed with the offering referenced above. This agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

[Signature Page Follows]

Very truly yours,

[ ]

EXHIBIT D

FORM OF PRESS RELEASE

Taminco Corporation

[Date]

Taminco Corporation (the “Company”) announced today that Citigroup Global Markets Inc. and Goldman, Sachs & Co., the lead book-running managers in the Company’s [and certain selling stockholders’] recent public sale of [            ] shares of common stock, are [waiving] [releasing] a lock-up restriction with respect to [            ] shares of the Company’s common stock held by [certain officers or directors] [an officer or director] of the Company. The [waiver] [release] will take effect on [            ], 20[    ], and the shares may be sold on or after such date.

This press release is not an offer for sale of the securities in the United States or in any other jurisdiction where such offer is prohibited, and such securities may not be offered or sold in the United States absent registration or an exemption from registration under the United States Securities Act of 1933, as amended.